Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Laura S. Choi	Jean Mantuano
	Investor Relations	Corporate Communications (media)
	Phone: 609-430-2880, x2216	Phone: 609-430-2880, x2221

Medarex Announces Election of Two New Board Members

Princeton, NJ, September 15, 2006—Medarex, Inc. (Nasdaq: MEDX) today announced that on September 13, 2006, Robert C. Dinerstein and Abhijeet J. Lele were elected by the company’s Board of Directors as independent directors to fill newly-created seats on Medarex’s Board.

Mr. Dinerstein is the Global Co-Chair and New York Chair of the Financial Institutions Practice at Greenberg Traurig, LLP, an international law firm, where he focuses on banking and securities regulation, new product development and international capital markets issues. Prior to joining Greenberg Traurig, Mr. Dinerstein was Vice Chairman, Americas, and Senior Corporate Counsel of UBS Investment Bank.  Mr. Dinerstein was previously Global General Counsel of UBS Investment Bank and Executive Vice President and General Counsel of Shearson Lehman Brothers. Prior to those positions he was a Vice President and the General Counsel of Citicorp’s Investment Bank.  He serves in varying capacities on a number of boards and councils of professional and not-for-profit organizations.  Mr. Dinerstein received a B.A., cum laude, from Harvard University and a J.D. from the University of Michigan.  He also is a graduate of the Wharton Executive Development Program.

Mr. Lele is a Managing Member of EGS Healthcare Capital Partners, a venture capital firm that focuses on investments in medical device, biopharmaceutical and specialty pharmaceutical companies.  Prior to joining EGS in 1998, he spent four years in the healthcare practice of McKinsey & Company, and prior to McKinsey & Company, he held various operating positions with Lederle Laboratories, Progenics Pharmaceuticals, Inc. and Clontech Laboratories, Inc.  He presently serves as a director of Stereotaxis, Inc.; EP MedSystems, Inc.; and CryoCath Technologies Inc. and is a member of the Research Development Committee of the Juvenile Diabetes Research Foundation.  Mr. Lele received an M.A. in molecular biology from Cambridge University and an M.B.A. with distinction from Cornell University.

“We are pleased to welcome Bob and Abhijeet to Medarex’s Board. We believe that their experience will serve as a complement to the vast experience of our current board members,” said Irwin Lerner, Chairman of the Board of Directors of Medarex.  “We have a top-notch Board that will continue to help drive Medarex towards achieving its goal of delivering novel antibody therapeutics to the many patients who are afflicted with life-threatening and debilitating diseases.”

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Thirty-three of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with six of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

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